UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 26, 2007

(Date of report; date of earliest event reported)

Commission file number: 1-9117

RYERSON INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3425828
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2621 West 15th Place

Chicago, Illinois 60608

(Address of principal executive offices)

(Zip Code)

(773) 762-2121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Report is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 26, 2007, Ryerson Inc. (the “Company’) entered into an amendment and restatement to its existing $1.1 billion revolving credit facility that would have expired on January 4, 2010. This transaction resulted in a new 5-year, $750 million revolving credit facility (the “Amended Credit Facility”).

Amounts outstanding under the Amended Credit Facility bear interest at a rate determined by reference to the base rate (the greater of the Federal Funds Rate plus 0.50% and JPMorgan Chase Bank’s prime rate) or a LIBOR rate or, for the Company’s Canadian subsidiary that is a borrower, a rate determined by reference to the Canadian base rate (the greater of the Federal Funds Rate plus 0.50% and JP Morgan Chase Bank’s Toronto Branch’s reference rate for Canadian Dollar loans in Canada) and the prime rate (the greater of the Canadian Dollar bankers’ acceptance rate plus 0.50% and JP Morgan Chase Bank’s Toronto Branch’s reference rate for Canadian Dollar loans in Canada). The spread over the base rate is between 0.25% and 0.75% and the spread over the LIBOR and for the bankers’ acceptances is between 1.00% and 1.75%, depending on the amount available to be borrowed. Overdue amounts and all amounts owed during the existence of a default bear interest at 2% above the rate otherwise applicable thereto.

Borrowings under the Amended Credit Facility are secured by first-priority liens on all of the inventory, accounts receivables (excluding U.S. receivables), lockbox accounts and related assets of the Company, other subsidiary borrowers and certain other U.S. subsidiaries of the Borrower that act as guarantors.

The Amended Credit Agreement also contains covenants that, among other things, restrict the Company and its subsidiaries with respect to the incurrence of debt, the creation of liens, transactions with affiliates, mergers and consolidations, sales of assets and acquisitions. The Amended Credit Facility also requires that, if availability under the Amended Credit Facility declines to a certain level, the Company maintain a minimum fixed charge coverage ratio as of the end of each fiscal quarter and includes defaults upon (among other things) the occurrence of a change of control of the Company and a cross-default to other financing arrangements.

If the Company, any of the other borrowers or any significant subsidiaries of the other borrowers becomes insolvent or commences bankruptcy proceedings, all amounts borrowed under the Amended Credit Facility will become immediately due and payable.

On January 26, 2007, Ryerson Funding LLC (the “SPV”), a special purpose subsidiary of Joseph T. Ryerson & Son, Inc. (the “Originator’) entered into a 5-year, $450 million revolving securitization facility (the “Securitization Facility”). In connection with the Securitization Facility, the Originator will sell and/or contribute accounts receivables to the SPV. The SPV will thereafter make borrowings from the lenders secured by the receivables. The Originator will continue to service accounts receivable on behalf of the SPV for a monthly fee.

Borrowings under the Securitization Facility are secured by first-priority liens on all of the accounts receivables sold or contributed to SPV by the Originator and related assets of the SPV.

The Securitization Facility contains covenants that, among other things, restrict the SPV with respect to the incurrence of debt, the creation of liens, transactions with affiliates, mergers and consolidations, sales of assets and acquisitions. The Securitization Facility includes defaults upon (among other things) the occurrence of a change of control of the SPV and a cross-default to other financing arrangements.

If the SPV or Originator becomes insolvent or commences bankruptcy proceedings, all amounts borrowed under the Securitization Facility will become immediately due and payable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYERSON INC.

Dated: January 31, 2007	/s/ TERENCE R. ROGERS
Terence R. Rogers
Vice President–Finance and Treasurer

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